Yellowcake Mining Expects to Achieve Near-Term Uranium Production

April 10, 2007	(OTCBB: YCKM)

Yellowcake Mining Inc. (“Yellowcake”) is pleased to announce it has entered into a letter of intent with Strathmore Minerals Corp. (“Strathmore”) to finance the development of Strathmore’s Sky project located in the Gas Hills Uranium District in Fremont County, Wyoming. Sky is Strathmore’s first project in Wyoming to begin data collection activities for permitting purposes. The intent is to develop the Sky project as a satellite in-situ recovery (ISR) operation. The property comprises 50 unpatented mining claims totaling 418 hectares (1,033 acres).

Yellowcake will provide up to $US 7,500,000 in development expenditures over four years to earn a 60% interest in the project. Yellowcake will be obligated to spend $2,500,000 in the first year to earn 25% of the project, $1,500,000 in the second year, $1,500,000 in the third year, and $2,000,000 in the fourth year of the agreement, the last three expenditure amounts earning the additional 35%. Strathmore will have the right to earn back 11% of the project by paying $7,500,000 to Yellowcake within 90 days of the completion of a bankable feasibility study.

A definitive joint venture agreement will be completed in a timely manner.

In conjunction with the initiation of permit activities, Strathmore recently completed an independent National Instrument 43-101 technical report for the Sky property. The 43-101 report provides an Indicated mineral resource estimate totaling 948,098 lbs. U3O8 contained within 668,688 tons at an average grade of 0.07%.  An additional 54,496 lbs U3O8 have been classified as an Inferred mineral resource. Additional information on the Sky property will be provided shortly.

Bill Tafuri, Yellowcake Board Member, said ”The Company views the Sky JV as a vehicle for achieving uranium production in the near-term. We are pleased to continue the expansion of our uranium projects and to build upon the excellent working relationship we have with Strathmore. We look forward to working closely on the development of the Sky project."

Contact:

William Tafuri

Yellowcake Mining Inc.

Tel: 1-877-338-4438

LEGAL NOTICE REGARDING FORWARD LOOKING STATEMENTS

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that we will will earn an interest in Strathmore’s Sky properties in Wyoming that we will provide $US 7,500,000 in development expenditures over four years; that a joint venture agreement will be completed with Strathmore; that there is an indicated resource of up to 948,098 pounds of uranium and an inferred additional 54,496 pounds on property that we will option; and that we will be able to raise funds and fulfill other conditions precedent. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete the payment obligations; that weather, new equipment may not perform as anticipated; logistical problems or hazards prevent us from exploration, development or from fulfilling our joint venture obligations once formed; that any resource is available for exploitation on these properties; that we may not be able to attract or retain key employees or advisors in the current competitive environment; that results that we have found in any particular holes are not necessarily indicative of larger areas of our property; we may not be able to reach agreement with Strathmore on definitive agreements; and that despite encouraging data there may be no commercially exploitable mineralization on the properties. Readers should refer to the risk disclosures outlined in the disclosure of junior exploration reporting company reports filed from time to time with the Securities and Exchange Commission.

CW1148881.1